AMENDMENT TO THE SAVINGS PLAN FOR EMPLOYEES OF FIRST BRANDS

CORPORATION AND ITS PARTICIPATING SUBSIDIARIES RESTATED

JANUARY 1,1997



     The Savings Plan for Employees of First Brands

Corporation, restated January 1, 1997, is amended as

follows, effective February 1, 1999, to incorporate

special vesting and contribution provisions for certain

employees of First Brands Corporation affected by the

change in control that occurred January 29, 1999.



 1.     Section 2.4.2 is amended in its entirety to

read as follows:



Company may contribute to the Trust as Company Contributions such amounts as it may determine from time to time.

Such amounts shall be allocated among all Participants

who earn a year of Credited Service in the 12-month

period ending June 30 and do not incur a Termination of

Employment prior to the effective date of  such contributions.

Notwithstanding the prior sentence each Participant who is an active Employee at January 29, 1999, shall receive an

allocation of any Company Contributions made to the

Plan effective as of any date between January 29, 1999

and July 1, 1999 regardless of whether such Employee

incurs a Termination of Employment prior to the effective

date of such contributions.  Company contributions shall

be allocated among qualifying Participants in proportion

to their Credited Service, provided, however, that the

total Credited Service of any qualifying Participant

described in the prior sentence shall be determined as

if the Participant continued in employment to June 30, 1999.

Notwithstanding anything contained herein to the contrary,

the amounts so contributed (i) shall be fully vested;

(ii) may not be distributed to any Participant prior to a

Participant's Termination of Service; (iii) shall be

initially invested in the shares of The Clorox Company,

but thereafter shall be subject to the Participant's

direction as provided in Section 3.2; and (iv) shall not

be subject to the provisions of Section 4.6.1 (loans).



2.     Section 3.2 is amended in its entirety to read as

follows:



Investment Options.  Each Participant shall direct that

contributions to his/her Tax Preferred Account and Standard

Investment Account, and any amounts attributable to

 discretionary Company Contributions made under Section

2.4.2 and held in the Trust on the Participant's behalf

be invested in one or more of the investment options

designated by the Committee from time to time in

multiples of 1 percent.



3.     Section 3.5.1 is amended to read as follows:



A Participant may at any time change his/her investment

options currently in effect with respect to subsequent

Before Tax Contributions, Basic Contributions, related

Company Contributions and Supplemental Contributions made

to his/her Tax Preferred Account and Standard Investment

Account, plus any amounts attributable to discretionary

Company Contributions under Section 2.4.2 and held in

the Trust on the Participant's behalf, subject to the

percentage limitations of Section 3.2 of this Plan, by

providing written notification on forms provided therefor.

Any change will be effective in accordance with the Rules

of the Committee then pertaining.



4.     The first two sentences of Section 3.7.3 are

amended to read as follows:



On any Valuation Date, prior to the date on which a

Participant is fully vested in his/her Tax Preferred

Account and Standard Investment Account as described in

Section 4.1.1,  the Participant's interest in the Trust

Fund shall be equal to the value of such accounts

determined without reference to the balances in any

subaccount maintained therein.  On any Valuation Date

after a Participant is fully vested in his/her Tax

Preferred Account and Standard Investment Account as

described in Section 4.1.1, the Participant's interest

in the Trust Fund shall be equal to the entire value of

such accounts.



5.     The first two sentences of Section 4.1.1 are amended

to read as follows:



Unless a Participant makes an election under Section 4.1.2

of this Plan, a Participant described in clauses (i)

through (iii) below shall be fully vested in his/her Tax

Preferred Account and Standard Investment Account, and shall receive the entire value of such accounts, determined as of

the last Valuation Date preceding his/her termination, in a

single sum:



(i) a Participant whose employment terminates for any

reason (including termination on account of Disability)

other than death and who has completed two years of Credited

Service;



(ii) a Participant who was an active Employee at  January 29,

1999, and whose terms of employment are not covered by the

terms of a collective bargaining agreement, regardless of his/her years of Credited Service; or



(iii) A Participant whose employment terminates on or after

his Normal Retirement Date.



A Participant not described in the prior sentence shall receive the value of his/her Tax Preferred Account (exclusive of the value of his/her Tax Preferred Subaccount).



6.     Effective January 29, 1999, all references to the common

stock of First Brands Corporation are replaced by references to the common stock of The Clorox Company.



IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its duly authorized officer and its corporate seal to be hereunto affixed and attested as of this 2nd day of

April, 1999.

                              FIRST BRANDS CORPORATION







By:                           /s/ Peter D. Bewley

                              Senior Vice President and Secretary